Exhibit 10.1

LOAN AGREEMENT

Dated as of April 29, 2011

Between

HUDSON RINCON CENTER, LLC,

as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

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4.1.2	Proceedings	36
4.1.3	No Conflicts	36
4.1.4	Litigation	36
4.1.5	Agreements	37
4.1.6	Title	37
4.1.7	Solvency	37
4.1.8	Full and Accurate Disclosure	38
4.1.9	No Plan Assets	38
4.1.10	Compliance	38
4.1.11	Financial Information	38
4.1.12	Condemnation	39
4.1.13	Federal Reserve Regulations	39
4.1.14	Utilities and Public Access	39
4.1.15	Not a Foreign Person	39
4.1.16	Separate Lots	39
4.1.17	Assessments	39
4.1.18	Enforceability	40
4.1.19	No Prior Assignment	40
4.1.20	Insurance	40
4.1.21	Use of Property	40
4.1.22	Certificate of Occupancy; Licenses	40
4.1.23	Flood Zone	40
4.1.24	Physical Condition	40
4.1.25	Boundaries	41
4.1.26	Leases	41
4.1.27	Survey	41
4.1.28	Inventory	41
4.1.29	Filing and Recording Taxes	42
4.1.30	Special Purpose Entity/Separateness	42
4.1.31	Management Agreement	42
4.1.32	Illegal Activity	42
4.1.33	No Change in Facts or Circumstances; Disclosure	42
4.1.34	Investment Company Act	43
4.1.35	Embargoed Person	43
4.1.36	Principal Place of Business; State of Organization	43
4.1.37	Environmental Representations and Warranties	43
4.1.38	Cash Management Account	44
4.1.39	REA	45
Section 4.2	Survival of Representations	46

ARTICLE V – BORROWER COVENANTS		46
Section 5.1	Affirmative Covenants	46
5.1.1	Existence; Compliance with Legal Requirements	46
5.1.2	Taxes and Other Charges	47
5.1.3	Litigation	48
5.1.4	Access to Property	48
5.1.5	Notice of Default	48

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5.1.6	Cooperate in Legal Proceedings	48
5.1.7	Perform Loan Documents	48
5.1.8	Award and Insurance Benefits	48
5.1.9	Further Assurances	48
5.1.10	Principal Place of Business, State of Organization	49
5.1.11	Financial Reporting	49
5.1.12	Business and Operations	52
5.1.13	Title to the Property	52
5.1.14	Costs of Enforcement	52
5.1.15	Estoppel Statement	52
5.1.16	Loan Proceeds	53
5.1.17	Performance by Borrower	53
5.1.18	Confirmation of Representations	53
5.1.19	Environmental Covenants	54
5.1.20	Leasing Matters	55
5.1.21	Alterations	56
5.1.22	Operation of Property	57
5.1.23	Embargoed Person	58
5.1.24	REA	58
5.1.25	Bottom Dollar Guaranties	59
5.1.26	Permitted Entity Dissolution	60
Section 5.2	Negative Covenants	60
5.2.1	Operation of Property	60
5.2.2	Liens	60
5.2.3	Dissolution	60
5.2.4	Change In Business	60
5.2.5	Debt Cancellation	61
5.2.6	Zoning	61
5.2.7	No Joint Assessment	61
5.2.8	Intentionally Omitted	61
5.2.9	ERISA	61
5.2.10	Transfers	62
5.2.11	Right of First Refusal	66

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION;		66
Section 6.1	Insurance	66
Section 6.2	Casualty	70
Section 6.3	Condemnation	70
Section 6.4	Restoration	71

ARTICLE VII – RESERVE FUNDS		75
Section 7.1	Required Repairs	75
7.1.1	Deposits	75
7.1.2	Release of Required Repair Funds	75
Section 7.2	Tax and Insurance Escrow Fund	76
Section 7.3	Replacements and Replacement Reserve	77
7.3.1	Replacement Reserve Fund	77

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7.3.2	Disbursements from Replacement Reserve Account	78
7.3.3	Performance of Replacements	79
7.3.4	Failure to Make Replacements	81
7.3.5	Balance in the Replacement Reserve Account	81
Section 7.4	AT&T Reserve	82
7.4.1	Deposits to AT&T Reserve Fund	82
7.4.2	Withdrawal of AT&T Reserve Funds	82
7.4.3	Letter of Credit	83
Section 7.5	Excess Cash Flow Reserve Fund	83
7.5.1	Deposits to Excess Cash Flow Reserve Fund	83
7.5.2	Release of Excess Cash Flow Reserve Funds	84
Section 7.6	Reserve Funds, Generally	84
Section 7.7	Chartis Reserve	85
7.7.1	Deposits to Chartis Reserve Fund	85
7.7.2	Withdrawal of Chartis Reserve Funds	85
7.7.3	Letter of Credit	86
Section 7.8	Intrax Reserve	87
7.8.1	Deposits to Intrax Reserve Fund	87
7.8.2	Withdrawal of Intrax Reserve Funds	87

ARTICLE VIII – DEFAULTS		88
Section 8.1	Event of Default	88
Section 8.2	Remedies	90
Section 8.3	Remedies Cumulative; Waivers	91

ARTICLE IX – SPECIAL PROVISIONS		92
Section 9.1	Securitization	92
9.1.1	Sale of Notes and Securitization	92
Section 9.2	Intentionally Omitted	93
Section 9.3	Exculpation	93
Section 9.4	Matters Concerning Manager	96
Section 9.5	Servicer	96

ARTICLE X – MISCELLANEOUS		97
Section 10.1	Survival	97
Section 10.2	Lender’s Discretion	97
Section 10.3	Governing Law	97
Section 10.4	Modification, Waiver in Writing	98
Section 10.5	Delay Not a Waiver	99
Section 10.6	Notices	99
Section 10.7	Trial by Jury	100
Section 10.8	Headings	100
Section 10.9	Severability	100
Section 10.10	Preferences	100
Section 10.11	Waiver of Notice	101
Section 10.12	Remedies of Borrower	101
Section 10.13	Expenses; Indemnity	101

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SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs - Deadlines for Completion

Schedule III	–	Closing Date Organizational Chart of Borrower

Schedule IV	–	REA

Schedule V	–	Post-Permitted Entity Dissolution Organizational Chart of Borrower

Schedule 4.1.5	–	Agreements

Schedule 4.1.28	–	Inventory

Exhibit A	–	O&M Program

Exhibit B	–	Bottom Dollar Guaranty

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of April 29, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and HUDSON RINCON CENTER, LLC, a Delaware limited liability company, having its principal place of business at 11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall mean any subsequent Insolvency Opinion, it being understood and agreed that an Additional Insolvency Opinion in form and substance meeting the Approved Rating Agencies criteria at the time it is delivered shall be acceptable to Lender.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal Hudson Pacific Properties, Inc. or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Wells Fargo Bank N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11.(d) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“AT&T” shall mean AT&T Services, Inc., a Delaware corporation, as the current tenant under the AT&T Lease.

“AT&T Lease” shall mean that certain Office Lease, dated as of January 30, 1989 between Pacific Bell Directory, as the predecessor in interest to AT&T, as tenant, and Rincon Center Associates, as the predecessor in interest to Borrower, as landlord, as amended by that certain First Amendment to Lease, dated as of February 24, 1994, that certain Second Amendment to Lease and Lease Termination Agreement, dated as of August 1, 1996, and that certain Third Amendment to Office Lease, dated as of September 1, 2005 (the “Third AT&T Amendment”), as such AT&T Lease has otherwise been, and may subsequently be, amended, restated, assigned, replaced or otherwise modified from time to time.

“AT&T Lease Renewal Deadline” shall mean May 31, 2012.

“AT&T Leased Premises” shall mean the portion of the Property totaling approximately 148,375 square feet demised as of the Closing Date pursuant to the AT&T Lease.

“AT&T Non-renewal Premises” shall mean all or any portion of the AT&T Premises for which AT&T has not, on or before the AT&T Lease Renewal Deadline, either (a) exercised an extension option pursuant to the Third AT&T Amendment or (b) otherwise entered into a new or amended Lease that complies in all with respects with the requirements of Section 5.1.20 of this Agreement.

“AT&T Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“AT&T Reserve Amount” shall mean an amount equal to the product of Twenty and 22/100 Dollars ($20.22) multiplied by the total rentable square footage of the AT&T Non-Renewal Premises, as reasonably determined by Lender.

“AT&T Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“AT&T Reserve Monthly Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“AT&T Trigger Period” shall mean, if an AT&T Non-Renewal Premises exists as of the AT&T Renewal Deadline, the period commencing on the AT&T Renewal Deadline and continuing until such time as the full amount of the AT&T Reserve has been deposited into the AT&T Reserve Account pursuant to and in accordance with Section 7.4 of this Agreement and the Cash Management Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law which involuntary petition is not dismissed within sixty (60) days of filing; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Adverse Change” shall mean, in connection with or as a result of any Severed Loan Documents or any securitization, severance or restructuring cooperation expressly provided in Article IX hereof (i) the payment of any out-of-pocket third party cost or expense by Borrower, Principal, Guarantor or any Affiliates thereof (other than de-minimis costs), (ii) any adverse change in the weighted average interest rate under the Note, (iii) any material alteration to any payment term under the Loan Documents (including, without limitation, any change or term which would cause the total principal amounts of the Loan (including any component notes and/or any mezzanine notes) to exceed the total principal amount of the Loan immediately prior to any such restructuring, or the aggregate debt service payments on the Loan (including any component notes and/or any new mezzanine loan) to exceed aggregate debt service payments which would have been payable immediately prior to any such restructuring), (iv) the making of any representation or warranty beyond the scope of representation or warranties set forth in this

Agreement (except to the extent any such additional representation and/or warranties are made in connection with any mezzanine loan), or (v) any material increase in the obligations or liability of Borrower, Principal or Guarantor or any Affiliate thereof.

“Bottom Dollar Guaranty” shall have the meaning set forth in Section 5.1.25 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, Los Angeles, California or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or an Affiliated Manager; or (c) a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.15 to 1.00 or greater for two (2) consecutive quarters based upon the trailing twelve (12) month period immediately preceding the date of determination, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of an Affiliated Manager, if Borrower within sixty (60) days of the commencement of such Bankruptcy Action replaces the Affiliated Manager with a Qualified Manager under a Replacement Management Agreement; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents (or, in the event of a Cash Sweep Event Cure pertaining to a Cash Sweep Event described in clause (a) of the definition of Cash Sweep Event, no Event of Default other than the triggering Event of Default shall have occurred and be continuing), (ii) a Cash Sweep Event Cure may occur no more than a total of three (3) times in the aggregate during the term of the Loan with respect to a Cash Sweep Event arising in connection with an Event of Default or a Bankruptcy Action by an Affiliated Manager, and (iii) Borrower shall have paid all of Lender’s reasonable out-of-pocket third party expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. Borrower shall not have the right to effect a Cash Sweep Event Cure with respect to a Cash Sweep Event arising in connection with a Bankruptcy Action by Borrower.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the date upon which the related Cash Sweep Event Cure is made, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Chartis” shall mean Chartis Insurance, as successor to National Union Fire Insurance Company of Pittsburgh, P.A., a Pennsylvania corporation, as tenant under the Chartis Lease.

“Chartis Lease” shall mean that certain Office Lease, Two Rincon Center, dated as of August 30, 1996 between Chartis, as tenant, and Rincon Center Associates, as the predecessor in interest to Borrower, as landlord, as amended by that certain First Amendment to Lease, dated as of June 20, 1997, that certain Second Amendment to Lease, dated as of September 30, 1998, that certain Third Amendment to Lease, dated as of October __, 1999 [sic], that certain Fourth Amendment to Office Lease, dated as of October 18, 2000, that certain Fifth Amendment to Office Lease, dated as of October 18, 2000, that certain Sixth Amendment to Office Lease dated as of February 28, 2007 (the “Sixth Chartis Amendment”), that certain Seventh Amendment to Office Lease, dated as of May 14, 2008, that certain Eighth Amendment to Office Lease dated as of January 10, 2010 and that certain Ninth Amendment to Office Lease, dated as of October 31, 2010, as such Chartis Lease has otherwise been, and may subsequently be, amended, restated, assigned, replaced or otherwise modified from time to time.

“Chartis Lease Renewal Deadline” shall mean September 1, 2016.

“Chartis Leased Premises” shall mean the portion of the Property totaling approximately 161,019 square feet demised as of the Closing Date pursuant to the Chartis Lease.

“Chartis Non-renewal Premises” shall mean all or any portion of the Chartis Premises for which Chartis has not, on or before the Chartis Lease Renewal Deadline, either (a) exercised an extension option pursuant to the Sixth Chartis Amendment or (b) otherwise entered into a new or amended Lease that complies in all with respects with the requirements of Section 5.1.20 of this Agreement.

“Chartis Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Chartis Reserve Amount” shall mean an amount equal to (a) the product of Eighteen and 63/100 Dollars ($18.63) multiplied by the total rentable square footage of the AT&T Non-Renewal Premises, as reasonably determined by Lender less (b) any undisbursed AT&T Reserve Funds on deposit in the AT&T Reserve Account as of the Chartis Lease Renewal Deadline (provided that the amount of any such AT&T Reserve Funds to be credited against the Chartis Reserve Amount calculated pursuant to the foregoing clause (a) shall be only such AT&T Reserve Funds, if any, in excess of any amounts to be disbursed for tenant improvement and leasing commissions with respect to the AT&T Non-renewal Premises pursuant to Section 7.4 of this Agreement, as reasonably determined by Lender).

“Chartis Reserve Fund” shall have the meaning set forth in Section 7.7.1 hereof.

“Chartis Reserve Monthly Deposit” shall have the meaning set forth in Section 7.7.1 hereof.

“Chartis Trigger Period” shall mean, if an Chartis Non-Renewal Premises exists as of the Chartis Renewal Deadline, the period commencing on the Chartis Renewal Deadline and continuing until such time as the full amount of the Chartis Reserve has been deposited into the Chartis Reserve Account pursuant to and in accordance with Section 7.7 of this Agreement and the Cash Management Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Payment Amount, any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less, without duplication (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to $0.39 per square foot of gross leasable area at the Property; and

(b) the denominator is the aggregate amount of Debt Service for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the Defeasance Payment Amount, any costs and expenses actually incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including, without limitation, any reasonable, out of pocket fees and expenses of accountants, attorneys and the Approved Rating Agencies incurred in connection therewith).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Disclosure Documents” shall have the meaning set forth in Section 9.1.1(b) hereof.

“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.15 to 1.00.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a

Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s and the equivalent by Real Point and Fitch), or (b) each of JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A. and Bank of America, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors

Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall have the meaning set forth in Section 7.1.1 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence and having jurisdiction or authority over the Borrower or the Property.

“Gross Income from Operations” shall mean, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, (i) Rents from Tenants that are in occupancy and open for business and paying rent computed in accordance with GAAP (provided that the amortization of above or below market rents pursuant to FASB 141 shall be eliminated), (ii) utility charges, (iii) escalations, (iv) forfeited security deposits that satisfy defaulted rents, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) Insurance Proceeds and Condemnation Proceeds which are not required to be applied to the repayment of the Debt pursuant to the Loan Documents, (xii) other required pass-throughs (xii) interest on Reserve Accounts, if any, (xiii) without duplication, contributions to Reserve Funds but excluding (i) Rents from Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds and Condemnation Proceeds which are required to be applied towards repayment of the Debt pursuant to the Loan Documents, (vi) Awards which are required to be applied towards repayment of the Debt pursuant to the Loan Documents, (vii) unforfeited security deposits or forfeited security deposits in satisfaction of any obligation other than defaulted rents, (viii) utility and other similar deposits and (ix) any disbursements to Borrower from the Reserve Funds, if any. Gross income shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” shall mean Hudson Pacific Properties, L.P., a Maryland limited partnership.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an independent director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower, the Borrower’s member, or any of their respective equityholders or Affiliates (other than as an independent director or special member of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, the Borrower’s member or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, the Borrower’s member or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the independent director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an independent director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Special Purpose Entity provisions of this Agreement.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Financing” shall have the meaning set forth in Section 7.2 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean a rate of five and one hundred thirty four one thousandths percent (5.134%) per annum.

“Intrax” shall mean International Training and Exchange, Inc.

“Intrax Lease” shall mean that certain Office Lease, Rincon Center, dated as of February 16, 2011, by and between Rincon Center Commercial, LLC, as predecessor in interest to Borrower, as landlord, and Intrax, as tenant.

“Intrax Leased Premises” shall mean the portion of the Property totaling approximately 23,683 square feet demised as of the Closing Date pursuant to the Intrax Lease.

“Intrax Reserve Account” shall have the meaning set forth in Section 7.8.1 hereof.

“Intrax Reserve Deposit” shall have the meaning set forth in Section 7.8.1 hereof.

“Intrax Reserve Fund” shall have the meaning set forth in Section 7.8.1 hereof.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” or “Letters of Credit” shall mean one or more irrevocable, unconditional, transferable, clean sight draft letters of credit, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Eligible Institution. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Eligible Institution or (b) the Letter of Credit is due to expire (such date being called the “LC Expiration Date”), Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Eligible Institution within (1) as to (a) above, fifteen (15) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Eligible Institution or (2) as to (b) above, at least thirty (30) days prior to the LC Expiration Date. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the Eligible Institution for draws on such Letter of Credit.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean that certain Clearing Account Agreement dated the date hereof among Borrower, Lender, Manager and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” shall mean Hudson OP Management, LLC, a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Maturity Date” shall mean May 1, 2018, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $599,544.95.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, that certain first priority Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of $110,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Other Charges” shall mean all ground rents, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

“Permitted Defeasance Date” shall mean the date that is the earlier of (i) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds all or a portion of the Note to be securitized or (ii) June 1, 2014.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) the REA, (d) any encumbrance arising after the date hereof in connection with the actions permitted to be taken by Borrower in accordance with the provisions of Section 5.2.10(h), (e) any Lien filed against equipment leased pursuant to equipment leases permitted hereunder, (f) the Leases and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Entity Dissolution” shall mean the dissolution and winding up of Rincon Center Commercial LLC, a Delaware limited liability company, Rincon Center JV LLC, a Delaware limited liability company and/or Hudson Rincon, LLC, a Delaware limited liability company, and the filing of the certificate of cancellation for each of the foregoing entities, together with all other documents or instruments necessary or desirable to effect the dissolution thereof and the winding up of each of their respective businesses, such that after giving effect to the foregoing transactions, the ownership structure of the Borrower shall be as set forth on the organizational chart attached hereto as Schedule V.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any Certificate Administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” a;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Par Prepayment Date” shall mean any Business Day after the Payment Date which is three (3) months prior to the Maturity Date.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other comparable publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Principal” shall mean the Rincon Center Commercial LLC, a Delaware limited liability company and the sole member of Borrower, or, following a Permitted Entity Dissolution involving the dissolution of Rincon Center Commercial LLC, Hudson Pacific Properties, L.P.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all of Borrower’s rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, following the securitization of the Loan, Borrower shall have obtained (i) a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to the management of the Properties by such Person and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally-recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REA” shall mean that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land dated June 27, 1988 by Rincon Center Associates, a California limited partnership (“Rincon Associates”) and United States Postal Service and recorded as Reel E624, Image 1132, Instrument Number E196829, as supplemented by that certain Declaration Establishing Reciprocal Easements and Covenants Running with the Land dated March 30, 1999 by BRE/Rincon Land L.L.C. and United States Postal Service and recorded as Reel H353, Image 505, Instrument Number 99-G541539-00, as assigned by that certain (1) Assignment and Assumption of Reciprocal Easement Agreement, dated August 6, 2003 by and between BRE/Rincon Land L.L.C., as assignor, and BRE/Rincon II L.L.C. as assignee, and recorded as Reel I447, Image 631, Instrument Number 2003-H508602-00, and (2) Assignment and Assumption of Reciprocal Easement Agreement, dated as of June 9, 2006 by and among BRE/Rincon II L.L.C., 88 Howard Street LLC and Rincon Center Commercial LLC and recorded as Reel J159, Image 0004, Instrument Number 2006-I19123-00, as amended by that certain Second Amendment to Declaration Establishing Reciprocal Easements and Covenants Running with the Land, dated as of June 23, 2006 by and among United States Postal Service, 88 Howard Street LLC and Rincon Center Commercial LLC and recorded as Reel J171, Image 0021, Instrument Number 2006-I201148-00, with the Official Records, as amended by that certain Third Amendment to Declaration Establishing Reciprocal Easements and Covenants Running with the Land, dated as of June 8, 2007 by and among United States Postal Service, 88 Howard Street LLC and Rincon Center Commercial LLC and recorded as Reel J409, Image 0001, Instrument Number 2007-I400751-00, as assigned by that certain Assignment and Assumption of Reciprocal Easement Agreement by and among 88 Howard Street LLC and Rincon EV Realty LLC and Rincon ET Realty LLC, both Delaware limited liability companies and recorded as Instrument Number I4007453, and as affected by that certain Notice of Designation of Manager from Residential Owner, dated as of June 8, 2007 and recorded as Instrument Number I4007454, as assigned to Borrower pursuant to that certain Omnibus Assignment dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to and in accordance with the terms of this Agreement.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances, in each case of the foregoing cases, as required by any applicable Governmental Authority to comply with all applicable Environmental Laws.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option following the securitization of the Loan, shall have obtained a Rating Agency Confirmation from the applicable Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Trigger Period” shall mean a period commencing upon Lender’s determination that the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.25 to 1.00 and continuing until the achievement of a Debt Service Coverage Ratio of 1.25 to 1.00 or greater for six (6) consecutive months based upon the trailing three (3) month period immediately preceding the date of determination.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Excess Cash Flow Reserve Fund, the AT&T Reserve Fund, the Chartis Reserve Fund, the Intrax Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation to substantially the same condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, Borrower, Principal, any Guarantor and any Affiliated Manager.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property;

(iii) has not owned and shall not own any real property other than the Property;

(iv) does not have, shall not have and at no time had any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself unless two (2) Independent Directors then serving as managers of the company shall have participated and consented in writing to such action, and (D) has and shall have two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately upon to the withdrawal or dissolution of the last remaining member of the company;

(viii) has not and shall not (and, if such entity is a limited liability company, has and shall have a limited liability agreement or an operating agreement, that provides that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(ix) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however, that the same shall not be deemed to require the making of any capital contributions or equity infusion by any constituent member or beneficial interest owner;

(x) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xi) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xii) has maintained and shall maintain its own records, books, resolutions and agreements;

(xii) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xiv) has held and shall hold its assets in its own name;

(xv) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xvi) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that (i) any such consolidated financial statement contains a note indicating that the Special Purpose Entity is not an obligor of or under the debt of any of its Affiliates and that the Special Purpose Entity’s separate liabilities do not constitute obligations of such Affiliates and (ii) such assets shall also be listed on such Special Purpose Entity’s own separate balance sheet;

(xvii) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xviii) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xix) intentionally omitted;

(xx) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 2% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxi) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person;

(xxii) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxiii) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xiv) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name;

(xxv) intentionally omitted;

(xxvi) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxvii) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxviii) has not made and shall not make loans or advances to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxix) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxx) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxi) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxii) has not had and shall not have any of its debts or obligations guaranteed by any Affiliate except as provided by the Guaranty and the Environmental Indemnity;

(xxxiii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxiv) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxv) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xxxvi) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xxxvii) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xxxviii) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(xxxix) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xl) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xli) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlii) has no material contingent or actual obligations not related to the Property.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property and repay and discharge any existing loans relating to the Property, (b) pay all past-due basic carrying costs, if any, with respect to the Property as required to enable the Title Company to deliver the Title Insurance Policy, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan, and for the avoidance of doubt, monthly debt service (provided no Event of Default shall have occurred and be continuing) shall be in the amount of the Monthly Debt Service Payment Amount.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on June 1, 2011 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law. Notwithstanding the foregoing, such late charge shall not apply to any failure to make the payments set forth in Section 2.3.3 on the Maturity Date.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M. New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) Provided no Event of Default has occurred and is continuing, on the Permitted Par Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any yield maintenance or other or premium; provided, however, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to (i) Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, and (ii) Borrower’s actual payment to Lender of the full amount of the Debt, including interest for the full Accrual Period during which the prepayment occurs.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no yield maintenance premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.

Section 2.5 Defeasance.

2.5.1 Voluntary Defeasance. (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date and prior to the

Permitted Par Prepayment Date to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date. If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv) Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event on the date upon which the Defeasance Event occurs;

(v) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vi) Borrower shall deliver an opinion from counsel satisfactory to Lender that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii) Borrower shall deliver a Rating Agency Confirmation from each of the applicable Approved Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Approved Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency

Opinion with respect to the Successor Borrower from counsel satisfactory to Lender in form and substance satisfactory to Lender and the applicable Approved Rating Agencies;

(viii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(ix) Borrower shall deliver a certificate of Borrower’s independent certified public accountant (which does not have to be a “Big Four” accounting firm, but which must be reasonably acceptable to Lender and acceptable to the Rating Agencies (Lender shall be deemed to have approved any such certificate approved by the Rating Agencies) certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi) Without duplication of any amounts paid by Borrower as a part of the Defeasance Deposit, Borrower shall pay all reasonable third party out-of-pocket costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any such costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) any such costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) any such costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b) In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Maturity Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3 Successor Borrower. In connection with any Defeasance Event, Borrower shall, establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan). Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.5.3. Without duplication of any amounts paid by Borrower as a part of the Defeasance Deposit, Borrower shall pay all reasonable third party out-of-pocket costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses and any such fees and expenses of any Approved Rating Agencies, incurred in connection therewith.

Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.

2.6.1 Release of Property. (a) If Borrower has the right to and has elected to prepay or defease the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 or Section 2.5, as applicable, and this Section 2.6, all of the Property shall be released from the Lien of the Mortgage.

(b) In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender with respect to surviving obligations under the Loan Documents, if any. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements in all material respects, and (ii) will effect such releases in accordance with the terms of this Agreement. Without duplication of any amounts paid by Borrower as a part of the Defeasance Deposit, Borrower shall reimburse Lender and Servicer for any reasonable third party out-of-pocket costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Hudson Rincon Center, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of April 29, 2011 – Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid or defeased in full.

(b) Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within two (2) Business Day after receipt thereof.

(c) Pursuant to the Lockbox Agreement, Lockbox Bank has agreed to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

(d) Upon the occurrence of a Cash Sweep Event other than a DSCR Trigger Event, which Cash Sweep Event is not the subject of a Cash Sweep Event Cure, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Hudson Rincon Center, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of April 29, 2011 - Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of a Cash Sweep Event other than a DSCR Trigger Event and provided the same is not the subject of a Cash Sweep Event Cure may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III — CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender. By its execution hereof, Lender acknowledges and agrees that all such conditions precedent have been performed or delivered, as applicable, to Lender’s satisfaction, or otherwise waived.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not materially conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor, to Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Principal or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Principal or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal or the condition or ownership of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower’s ability to perform its obligations under the Loan Documents, the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise, in each case, in a manner that would materially and adversely affect Borrower’s ability to perform its obligations under the Loan Documents. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or, to Borrower’s knowledge, the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or, to Borrower’s knowledge, the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xx) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents, (c) the Permitted Encumbrances and (d) the agreements set forth on Schedule 4.1.5 attached hereto.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Principal or Guarantor in the last seven (7) years, and neither Borrower, Principal nor Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Principal nor Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against it, Principal or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) to Borrower’s knowledge, Borrower is not in violation of any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower has not received any written notice that the Property and the use thereof do not comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower has not received written notice that it is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, Borrower has not received written notice that the Improvements at the Property are not in material compliance with applicable law.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan, to Borrower’s knowledge (a) are true, complete and correct in all material respects, and (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports. Except for Permitted Encumbrances and trade payables permitted pursuant to the terms of this Agreement and except as disclosed in the written financial data delivered to Lender in connection with the Loan, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. To Borrower’s knowledge, since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. To the best of Borrower’s knowledge based on the Survey, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To the best of Borrower’s knowledge based on the Survey, all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. To the best of Borrower’s knowledge based on the Survey, all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. To the best of Borrower’s knowledge, based on the Survey and Borrower’s operation and payment of prior taxes at the Property, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. Borrower has not received written notice of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or that any contemplated improvements to the Property may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not presently subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively for office and retail purposes and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. To Borrower’s knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. Borrower has not received written notice that the use being made of the Property is not in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. To the best of Borrower’s knowledge, based on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. Except as disclosed in that certain One and Two Rincon Place Property Condition Report, dated as of March 28, 2011 prepared by EBI Consulting, Borrower has not received any written notice that the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in anything other than good condition, order and repair in all material respects or that there exists any structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth on the Survey and except for the Permitted Encumbrances, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. To the best of Borrower’s knowledge, the Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. To the best of Borrower’s knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth in the estoppels delivered in connection with the closing of the Loan, to the best of Borrower’s knowledge, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as set forth in the estoppels delivered in connection with the closing of the Loan, no Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. Except as set forth in the estoppels delivered in connection with the closing of the Loan, to the best of Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. Except as set forth in the estoppels, to the best of Borrower’s knowledge, no Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as set forth in the estoppels delivered in connection with the closing of the Loan and/or the Title Insurance Policy, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27 Survey. To the best of Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Inventory. Except as set forth in Schedule 4.1.28 and except for any property owned by Tenants pursuant to the terms of their respective Leases, Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are

sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by an Person under applicable Legal Requirements have been or will be, concurrently with the closing of the Loan, paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been or will be, concurrently with the closing of the Loan, paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower covenants and agrees that Borrower shall provide Lender with five (5) days’ prior written notice prior to the removal of an Independent Director of Borrower.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms, comparable to those of an arm’s length transaction with an unrelated third party.

4.1.32 Illegal Activity. To Borrower’s knowledge, no portion of the Property was acquired with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading. Notwithstanding the foregoing, it is understood that some of the foregoing information has been submitted to Lender based upon information provided by or on behalf of BCSP IV U.S. Investments L.P., which entity is not an Affiliate of Borrower, Principal and/or Guarantor. Borrower has independently reviewed all such information provided by or on behalf of BCSP IV U.S. Investments L.P., and has no knowledge that any such information is inaccurate, incomplete and/or misleading in any material respect. Borrower has relied upon its review of such information provided by or on behalf of BCSP IV U.S. Investments L.P., in making the foregoing representations to Lender.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. To Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to Borrower’s knowledge, none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the State of Delaware and its organizational identification number is 4964430.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”) and/or in the O&M Plan (defined below), to Borrower’s knowledge, (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws in all material respects and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the

Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property in violation of Environmental Laws and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38 Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated and/or superseded prior to the date hereof.

4.1.39 REA. Borrower is a party (by succession) to the REA and, to the best of Borrower’s knowledge, the REA is in full force and effect and has not been amended or modified and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents.

(a) A true correct and complete copy of the REA is attached hereto as Schedule IV;

(b) Borrower has not received written notice that the REA is not in compliance in all material respects with all applicable local, state and federal laws, rules and regulations;

(c) Borrower has not received written notice that it is in material default under the REA or that any other party to the REA is in material default thereunder;

(d) Borrower has no knowledge of any written notice of termination or default given with respect to the REA that remains outstanding;

(e) Borrower has not performed any work pursuant to the REA, the cost of which Borrower is or will be entitled to charge in whole or in part under the provisions of the REA;

(f) Borrower has not received written notice of any set-offs, claims, counterclaims or defenses being asserted in writing for the enforcement of the obligations under the REA, which either individually or in the aggregate would have a material adverse effect on the enforcement of the REA;

(g) there are no liens currently capable of being asserted for amounts due under the provisions of the REA which, if unpaid, may be asserted as a lien prior to the lien of the Mortgage;

(h) neither Borrower nor any other party to the REA has requested in writing that a matter that is not yet resolved be submitted to arbitration under the REA;

(i) all common charges and other sums due from Borrower under the REA have been paid to the extent they are payable to the date hereof;

(j) there are no charges currently due and payable under the REA to Borrower or any other party to the REA (except in the ordinary course of business); and

(k) Borrower will provide Lender with a copy of all written notices given or received by it under the REA at the address listed in this Agreement, or any other address which Lender from time to time may provide in writing to it.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V — BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property in all material respects, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never cause or knowingly and intentionally permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, or knowingly and intentionally permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply in all material respects with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement in all material respects; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Except for the Permitted Encumbrances and Liens which are expressly permitted pursuant to the terms of the Loan Documents, and subject to the contest rights of Borrower expressly set forth in this Agreement, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Guarantor of which Borrower becomes aware which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice and subject to the rights of tenants under Leases.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge. Notwithstanding the foregoing, delivery of the financial statements of Borrower and Guarantor required under this Agreement shall constitute satisfaction of Borrower’s obligation to keep Lender apprised of material changes in Borrower’s and Guarantor’s financial condition, it being understood and agreed that the same is without derogation of Borrower’s and Guarantor’s obligation to promptly advise Lender of any material adverse change which may not be reflected in any such statement(s).

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower subject to all notice and/or cure periods provided in the Loan Documents.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property and to which Lender is entitled pursuant to the terms of this Agreement, Lender shall be reimbursed for any third party out of pocket expenses actually incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal (if and as required pursuant to this Agreement) on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith (provided that, so long as no Event of Default has occurred and is continuing, with respect to each of the foregoing Borrower shall not be obligated to furnish such items to Lender more than once in any twelve (12) month period); and

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence or perfect Lender’s security interest in the collateral.

5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or (except in connection with a Permitted Entity Dissolution completed subject to and in accordance with the provisions of this Agreement) Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice and subject to the rights of Tenants at the Property to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire (and subject to any disclosure restrictions set forth elsewhere in this Agreement). After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out of pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower each of the following: (i) a complete copy of Borrower’s annual financial and operating statements audited by an independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower and (ii) a complete copy of Hudson Pacific Inc.’s consolidated annual financial and operating statements audited by an independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender). Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and, commencing with the second (2nd) anniversary of the date hereof, containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year and during (and only during) the continuance of any Cash Sweep Period, any such Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”). Each such request for approval and consent of an Annual Budget shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO AN APPROVED ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.” In the event that Lender fails to grant or withhold its approval and consent to such Approved Annual Budget within such fourteen (14) Business Day period, Borrower shall deliver to Lender a second request for approval and consent. Each such second request for approval and consent of an Approved Annual Budget shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A SECOND REQUEST FOR CONSENT TO AN APPROVED ANNUAL BUDGET. LENDER’S RESPONSE IS

REQUESTED WITHIN FIVE (5) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval and consent to such Approved Annual Budget within such five (5) Business Day period, then Lender’s approval shall be deemed to have been granted. Until such time that Lender approves (or is deemed to have approved) a proposed Approved Annual Budget (if required), the Approved Annual Budget then in effect shall apply; provided that, such existing Approved Annual Budget may be adjusted to reflect (and Borrower shall be permitted to incur costs and/or make expenditures in connection with) a CPI increase for such year, amounts due and owing in connection with existing Leases or other contracts approved pursuant to the terms of this Agreement, and actual increases in Taxes, Insurance Premiums and Other Charges.

(e) In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense, which proposed Extraordinary Expenses shall be submitted for Lender’s approval during the continuance (and only during the continuance) of a Cash Sweep Period, which may be given or denied in Lender’s sole discretion.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender and which is prepared by, or is in the reasonable possession or control of, Borrower or Affiliated Manager in the ordinary course of Borrower’s business.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s written request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (it being understood and agreed that Borrower shall only be required to request such information from Tenant to the extent such financial and sales information is required to be provided by such Tenant under the applicable Lease and, for the avoidance of doubt, it shall not be a Default or Event of Default on the part of Borrower hereunder to the extent any such information is not received by Borrower after request therefor).

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization, but subject to the limitations set forth in this Agreement.

(j) Prior to the last Securitization of any portion of the Loan, Borrower will furnish Lender within thirty (30) days after the end of each calendar month, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) monthly statements of income and expense and cash flow prepared for such month with respect to the Property and (ii) a current rent roll for the Property.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, except for the Permitted Encumbrances, any equipment leases set forth on Schedule 4.1.28 or the Liens permitted hereunder or under the other Loan Documents continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding (excluding, for the avoidance of doubt, any Permitted Entity Dissolution) in respect of Borrower, Principal and/or Guarantor or an assignment by Borrower, Principal and/or Guarantor for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out of pocket costs of collection and defense actually incurred, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth, to Borrower’s knowledge, (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification. Except in connection with a Securitization, notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, Borrower shall not be required to provide such estoppel statement more than two (2) times in any calendar year during the term of the Loan.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender upon written request, on or before the date which is five (5) Business Days following the date by which the applicable Tenant is required to deliver the same pursuant to the terms of the applicable Lease (or, if no such time frame is provided, within ten (10) Business Days after Lender’s written request), tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance substantially similar to the form of estoppel provided by such Tenant at the closing of the Loan or otherwise reasonably acceptable to Lender, or in such other form as may be required to be delivered by Tenant pursuant to such Lease, provided that so long as no Event of Default has occurred and is continuing Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year. Notwithstanding anything to the contrary contained herein, including this Section 5.1.15, it is understood and agreed that Borrower shall have no obligation (i) to deliver such estoppel certificate to the extent that Tenant is not required to provide such estoppel pursuant to the terms of the applicable Lease, or (ii) to require that any estoppel certificate be in form other than what may be expressly provided for in such Lease, and (iii) any failure to deliver any estoppel certificate where the same is not required under the applicable Lease (and, in such event, in any form other than what may be expressly required under such Lease) shall in no event constitute a Default or Event of Default hereunder.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner, and subject, in all events, to the notice and/or cure periods set forth in the Loan Documents, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, it being agreed that any modification of such representations in connection with an update to the representations shall not constitute a Default or an Event of Default hereunder unless any such change arises out of or constitutes a Default or Event of Default hereunder, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date of the Securitization.

5.1.19 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property by Borrower shall be in compliance with all Environmental Laws and permits issued pursuant thereto and Borrower shall use commercially reasonable efforts to require and ensure that all other uses on or of the Property by any other Person shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property in violation of Environmental Laws; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law) in all material respects, (B) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information in Borrower’s or Affiliated Manager’s reasonable possession or control and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property if required pursuant to Section 5.1.19(b), and shall share with Lender the reports and other results in connection therewith, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reasonable belief that an environmental hazard exists on the Property (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment if required pursuant to Section 5.1.19(b); (viii) Borrower shall not do or cause or knowingly and intentionally allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity), in each case, relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in violation of Environmental Laws in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section and, in each case, of which Borrower and/or any Affiliate of Borrower becomes aware.

(b) In the event that Lender receives notice of a violation of any Environmental Law at the Property in respect of which Borrower has not diligently commenced and/or is not diligently pursuing to completion in full accordance with all applicable Environmental Laws, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times and subject to the rights of Tenants to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property subject to the rights of Tenants.

(c) Borrower hereby represents and warrants that attached hereto as Exhibit A is a true and complete copy of the Lead Paint Operating and Maintenance Plan (“O&M Program”). Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program.

5.1.20 Leasing Matters. Any Leases with respect to the Property written after the date hereof, for more than 25,000 square feet (each, a “Major Lease” and, collectively, the “Major Leases”) shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, and to the extent not previously delivered to Lender as part of the closing, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases not in effect as of the closing of the Loan shall provide for rental rates comparable to existing local market rates taking into account and giving due consideration to all other material terms of the applicable Lease, in the aggregate. All proposed Leases not in effect as of the closing of the Loan shall be on commercially reasonable terms. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale, provided, however, that in respect of any Major Lease, such subordination and Attornment may be conditioned upon receipt of a subordination agreement reasonably acceptable to Lender and the applicable Tenant. Notwithstanding anything to the contrary contained in this Agreement, Lender has reviewed and approved all Leases in effect as of the closing of the Loan, including, without limitation, renewal terms thereof. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner (and, with respect to any tenant improvement obligations, subject to Force Majeure, defined below); (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease by Borrower will be permitted without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not materially alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. Any new Lease or Lease modification that requires Lender’s consent shall be delivered to Lender for approval not less than fourteen (14) Business Days prior to the effective date of such new Lease or Lease modification, together with all other materials reasonably requested by Lender in order to evaluate such new Lease or Lease modification. Each such request for approval and consent of a Lease or Lease modification shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION]. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.” In the event that Lender fails to grant or withhold its approval and consent to such Lease or Lease modification within such ten (10) Business Day period, Borrower shall deliver to Lender a second request for approval and consent not less than five (5) Business Days prior to the effective date of such new Lease or Lease modification. Each such second request for approval and consent of a Lease or Lease modification shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A SECOND REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION]. LENDER’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval and consent to such Lease or Lease modification within such five (5) Business Day period, then Lender’s approval shall be deemed to have been granted.

5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease executed on or before the date hereof and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement or (d) deminimis alterations and routine maintenance in the ordinary course of Borrower’s operation of the Property and consistent with the terms, conditions and requirements of the Loan Documents. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases or by an insurance provider) shall at any time exceed $2,000,000 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases or by an insurance provider) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations in the event Borrower is not diligently prosecuting completion of such alterations following expiration of the notice and/or cure periods set forth in the Loan Documents.

5.1.22 Operation of Property. (a) Borrower shall use commercially reasonable efforts to cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (to the extent not duplicative of any of Borrower’s reporting requirements set forth herein); and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, to Borrower’s knowledge, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24 REA. The Borrower hereby covenants and agrees with Lender with respect to the REA as follows:

(a) To the extent of Borrower’s rights to approve or authorize the same, Borrower shall not, without Lender’s prior written consent, amend, modify or supplement, or consent to the amendment, modification or supplementation of the REA except that Lender shall not unreasonably withhold, condition or delay its consent to any amendment or modification which will not have a material adverse effect on the use, value or operation of the Property or Borrower’s ability to pay the Monthly Debt Service Payment Amount including the payment due on the Maturity Date and as to any such amendment, modification or supplementation so consented to by Lender, Lender shall subordinate the provisions of the Loan Documents thereto in form and substance reasonably acceptable to Borrower and Lender;

(b) Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower pursuant to the REA, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the REA and any other instrument to which Borrower is subject or by which the Property is bound and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances in all material respects; (iii) the Property and no part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) the REA will not be in danger of being terminated; (v) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such charges from Borrower and the Property; and (vii) Borrower shall furnish such security, if and as may be reasonably required in the proceeding to insure the payment of any such charges, together with all interest and penalties thereon;

(c) Borrower shall comply in all material respects with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the REA subject to any applicable grace period therein provided;

(d) Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REA;

(e) Borrower shall not, without the prior written consent of Lender, as determined in its sole discretion, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, the REA;

(f) Borrower shall enforce, in a commercially reasonably manner and subject to the terms of the REA, the obligations to be performed by the parties to the REA (other than Borrower);

(g) Borrower shall promptly furnish to Lender any written notice of default or other written communication delivered in connection with the REA by any party to the REA or any third-party to Borrower and/or Manager other than routine correspondence and invoices;

(h) Borrower shall not assign (other than to Lender) or encumber its rights under the REA;

(i) If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the REA by reason of foreclosure of the Mortgage, deed-in-lieu of foreclosure or otherwise, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower; and

(j) If any individuals are appointed or designated by, or on behalf of, Borrower to act as members of the Owner’s Committee (or any successor committee created pursuant to the REA) or to otherwise act in any capacity as officers and/or representatives of such Owner’s Committee, Borrower shall within ten (10) Business Days of such appointment or designation deliver to Lender an Owner’s Committee Proxy and Assignment of Membership in Owner’s Committee substantially in the form delivered to Lender by Borrower on the date hereof with respect to each such individual.

5.1.25 Bottom Dollar Guaranties. From time to time, Borrower may, in its discretion, cause its direct or indirect owners to provide to Lender, and Lender will accept, one or more guarantees of the Loan, on a bottom dollar basis or otherwise, for the benefit of Lender substantially in the in form attached hereto as Exhibit B (each, a “Bottom Dollar Guaranty”). In connection with each Bottom Dollar Guaranty, any additional Bottom Dollar Guaranty and/or any modification to an existing Bottom Dollar Guaranty, Borrower shall have delivered to Lender an Additional Insolvency Opinion reflecting each such Bottom Dollar Guaranty or any modification thereto.

5.1.26 Permitted Entity Dissolution. On or after the date hereof Borrower shall be permitted to complete, or cause the completion of, a Permitted Entity Dissolution provided that (a) each such Permitted Entity Dissolution shall be effected in full compliance with all applicable Legal Requirements, (b) after giving effect to any Permitted Entity Dissolution, Borrower shall remain a Special Purpose Entity and (c) prior to any such Permitted Entity Dissolution, Borrower shall have delivered to Lender an Officer’s Certificate confirming that each planned Permitted Entity Dissolution shall not result in any financial or other liability on the part of Borrower including, without limitation, any tax liability.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to a material increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist (subject to Borrower’s rights to contest in accordance with the terms of Section 5.1.2 hereof) any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify or amend its organizational documents in a manner inconsistent with the Single Purpose Entity requirements set forth in this Agreement, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property (and such actions as may be incidental thereto), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5 Debt Cancellation. Except with respect to any Bottom Dollar Guaranty, which Borrower (or its applicable Affiliate) shall have the right to cancel or terminate or amend or modify at any time in Borrower’s (or the applicable Affiliate’s) discretion, Borrower shall not cancel or otherwise forgive or release any material claim outside the ordinary course of Borrower’s operation of the Property or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business; provided however, that, in connection with any amendment or modification to any Bottom Dollar Guaranty, Borrower shall deliver to Lender an Additional Insolvency Opinion.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) a prohibited transaction under Section 406 of ERISA that is not exempt under a statutory or administrative class exemption therefrom.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) Borrower is not (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not, to its knowledge, in violation of any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower, Principal and Guarantor in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of a direct or indirect interest in Borrower or any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers, (C) Permitted Encumbrances, and (D) a Permitted Entity Dissolution.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Intentionally omitted.

(e) No Transfer of the Property or of Guarantor’s entire direct or indirect equity interest in Borrower and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization provided that Lender shall have provided Borrower with written notice of such pending Securitization. Otherwise, Lender’s consent to a one (1) time Transfer of the Property or of Guarantor’s entire direct or indirect equity interest in Borrower and assumption of the Loan shall not be unreasonably withheld provided that Lender receives thirty (30) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay to Lender a processing fee of $15,000 upon Borrower’s request for such Transfer;

(ii) Borrower shall pay Lender a transfer fee equal to one half percent (0.5%) of the original principal balance of the Loan;

(iii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (xi) below);

(iv) The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender (it being understood and agreed that demonstrated expertise comparable to that of Guarantor shall be reasonably acceptable);

(v) Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender (a net worth and liquidity (exclusive of any interest in the Property) equal to or greater than the net worth and liquidity of Guarantor as of the date of this Agreement shall be deemed to be acceptable);

(vi) Transferee and Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vii) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all respects, including,

without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(viii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(ix) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(x) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(xi) Transferee shall be approved by the Approved Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such assumption or transfer;

(xii) Prior to any release of Guarantor for acts and/or omissions occurring after the date of any such Transfer, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor on a going forward basis under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity (it being understood and agreed that if, in Borrower’s or Guarantor’s discretion, one or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor on a going forward and historical basis, then Guarantor shall be released on both a going forward and historical basis under the Guaranty and Environmental Indemnity);

(xiii) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, insuring the continuing priority of the lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances, and any other Liens permitted pursuant to this Agreement;

(xiv) The Property shall continue to be managed by Qualified Manager pursuant to a Replacement Management Agreement; and

(xv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with (i) the Transfer or Pledge of shares of common stock on the New York Stock Exchange by the holders thereof in Hudson Pacific Properties, Inc., (ii) the Transfer or Pledge of limited partnership units by the holders thereof in Guarantor, (iii) the Pledge of direct or indirect ownership interests in Borrower by Guarantor, provided that (A) such Pledge is to secure a corporate credit facility or facilities, (B) such facility is also secured by a pledge of interests in entities owning, directly or indirectly, substantially all of the properties owned directly or indirectly by Guarantor, (C) the pledgee shall be a major financial institution (including a major financial institution acting as collateral agent or other agent for a syndicate of lenders) and has significant commercial real estate experience, and (D) the Property is at all times managed by Qualified Manager, or (iv) the Transfer (but not a Pledge (except as expressly permitted pursuant to clauses (ii) and (iii) of this Section 5.2.10(f))) of direct or indirect equity interests in the Borrower, provided that (1) Guarantor shall at all times own no less than twenty percent (20%) of the direct or indirect equity interests in Borrower and continue to Control Borrower (2) the Property shall continue to be managed by a Qualified Manager, and (3) if any person that owned less than forty nine percent (49%) in the aggregate of direct or indirect interests in Borrower acquires more than 49% of the interests in Borrower in the aggregate (or whose ownership in Borrower taking into account existing interests exceeds 49% as a result of such Transfer), delivery no less than thirty (30) days prior to the effective date of any such Transfer of an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies.

(g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(h) Borrower may, without the consent of Lender, grant easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance shall materially impair the utility and operation of the Property or reasonably be expected to, or does, have a material adverse effect on the value of the Property, the business, profits, operations or financial condition of Borrower or Guarantor or the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

5.2.11 Right of First Refusal. That certain Right of First Refusal Agreement dated March 30, 1999 with the United States Postal Service (the “ROFR Agreement”) has been assigned to Guarantor. Borrower shall not at any time that the Debt is outstanding hereunder hold the ROFR Agreement. In the event that Guarantor or any other affiliate of Borrower takes title to the Lessor’s Reserved Parcel (as defined in the ROFR Agreement) pursuant to the ROFR Agreement, such acquiring party:

(a) shall comply in all respects with the terms and conditions of the REA applicable to the Lessor’s Reserved Parcel;

(b) shall not enter into any lease or similar agreement with any Tenant or prospective tenant of the Property; and

(c) shall not solicit, communicate with, advertise to or otherwise pursue a lease with any Tenant or prospective tenant of the Property.

Notwithstanding anything to the contrary contained in this Section 5.2.11, it shall not be a default hereunder if Guarantor (or any other affiliate of Borrower taking title to the Lessor Reserved Parcel) communicates with, or otherwise pursues, executes and/or delivers a lease in respect of the Lessor Reserved Parcel with an existing or prospective tenant of the Property if such Tenant desires additional, substitution or expansion space and such space is either not available at the Property or acceptable to such Tenant.

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION;

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $10,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its sole discretion; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law, coverage for demolition costs and coverage for increased costs of construction. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood

Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require, and (z) earthquake insurance in amounts of not greater than $25,000,000 with a deductible not greater than five percent (5%) of the total value at risk and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state, if applicable;

(viii) umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state where the Property is located and having claims paying ability rating of “A” or better by S&P and the equivalent rating by one of the other rating agencies. Affiliated FM Insurance Company shall be deemed to satisfy the criteria set forth in the immediately preceding sentence provided that it maintains a financial strength rating of “A pi” or better from S&P. Notwithstanding the foregoing, up to sixty percent (60%) of the commercial property insurance required under Section 6.1 hereof may be issued by companies that do not have a claims rating of “A” or better, provided that (i) there shall be three (3) or more insurance companies providing such coverage, (ii) the primary layers of such coverage are provided by insurers having claims paying abilities rated “A” or better (or the equivalent thereof), (iii) such insurance companies otherwise satisfy the criteria set forth in the preceding sentence and (iv) each such insurance company shall have a financial strength rating from S&P of at least “A-” (or the equivalent thereof). The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) Borrower shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence as and when required to be provided pursuant to and in accordance with this Section 6.1 that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof to substantially the same condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (to the extent such alterations require Lender’s approval pursuant to the terms hereof) and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $250,000.00 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt, and any amount in excess thereof shall be refunded to Borrower.

(b) Notwithstanding Section 6.3(a) and Section 6.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien following a Condemnation (but taking into account any proposed Restoration on the remaining Individual Property), the Loan to Value Ratio of the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by (i) the net Condemnation Proceeds or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $2,200,000.00 and the costs of completing the Restoration shall be less than $2,200,000.00, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than $2,200,000.00 or the costs of completing the Restoration is equal to or greater than $2,200,000.00 Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable for more than ninety (90) days as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no material portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or

Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense (subject to the making available any Net Proceeds pursuant to the terms hereof). The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%);

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, subject to extension for Force Majeure (defined below);

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to substantially the same condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements in all material respects;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements in all material respects;

(I) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Property or the Improvements;

(J) intentionally omitted;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All reasonable out of pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with the Cash Management Agreement, provided no Cash Sweep Trigger Event which is not a DSCR Trigger Event and which is not the subject of a Cash Sweep Cure Event shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion (in which event, no Yield Maintenance Premium or any other prepayment charge shall apply).

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII — RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II, provided, however, that the time within which such repairs must be completed shall be extended for a period of time equal to the period of any delay which is caused by fire, earthquake or other acts of God, strike, lockout, acts of public enemy, riots, insurrection, governmental regulation of the sale or transportation of materials, supplies or labor, or any other similar event outside of Borrower’s reasonable control (but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower) (“Force Majeure”), or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence and during the continuance of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on such Schedule II hereto to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited, together with all interest earned thereon, shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been, or will be, following such disbursement, completed in good and workmanlike manner and in material accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs then being funded,

(ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers (to the extent customarily provided for the work which is the subject of the applicable disbursement request) or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than the Permitted Encumbrances, and other Liens and trade payables expressly permitted to be incurred by Borrower hereunder, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender on the Closing Date $842,891 representing the full amount due and owing for insurance premiums for the twelve (12) month period commencing as of the Closing Date (the “Initial Insurance Deposit”). If Borrower delivers to Lender evidence reasonably acceptable to Lender that Borrower has implemented an insurance premium financing arrangement pursuant to which payments of insurance premiums are made on a monthly or other recurring basis (an “Insurance Financing”), provided no Event of Default has occurred and is continuing: (a) Lender shall pay to Borrower the amount required to pay in full the first payment any down payment due under such Insurance Financing, which amount shall be paid by Borrower to the applicable insurance carriers pursuant to and in accordance with such Insurance Financing, (b) Lender shall deposit in to the Tax and Insurance Escrow Fund (as hereinafter defined) the full amount of the second payment to be paid in connection with such Insurance Financing, which amount shall be applied subject to and in accordance with this Section 7.2 and (c) provided that Borrower delivers to Lender evidence reasonably acceptable to Lender the amounts referenced in the foregoing paragraphs (a) and (b) have been paid to the applicable insurer, any excess of the Initial Insurance Deposit remaining after the payment of the amounts due under the foregoing clause (a) shall be reimbursed to Borrower. On each Payment Date thereafter, Borrower shall pay to Lender (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies and (iii) if an Insurance Financing is in effect, one-twelfth (1/12) (or such other percentage as required as a result of the periodic payments actually required pursuant to such Insurance Financing) of the Insurance Premiums due and owing pursuant to such Insurance Financing (all of the foregoing amounts, together with all interest earned thereon, hereinafter called the “Tax and Insurance Escrow Fund”). Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy acceptable to Lender insuring substantially all of the real property owned, directly or indirectly, by Guarantor, Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Notwithstanding the foregoing, to the extent that after the date hereof Borrower delivers to Lender evidence reasonably acceptable to Lender that Borrower has implemented an Insurance Financing for a subsequent twelve (12) month period, provided no Event of Default has occurred and is continuing Lender shall return to Borrower the excess, if any (as reasonably determined by Lender), of the amounts on deposit in the Tax and Insurance Escrow Fund as a result of such implementation minus the immediately due down payment under such financing arrangement and the first installment payment due thereunder. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. During the continuance of a Replacement Reserve Trigger Period, Borrower shall pay to Lender on each Payment Date thereafter $17,447.19 (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender in its reasonable discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund during the continuance of a Replacement Reserve Trigger Period upon thirty (30) days notice to Borrower if an increase is necessary to maintain the proper maintenance and operation of the Property to the extent required by an engineer’s report with respect to the Property. Borrower shall have the right to examine any such engineering report and to contest in good faith any such increase in the required Replacement Reserve Monthly Deposit. Without in any way limiting Lender’s ability to raise, or Borrower’s obligation to pay, the increased amount of the Replacement Reserve Monthly Deposit to the extent required by such an engineer’s report, Lender agrees that it will review in good faith any objections or other comments Borrower may have in connection with such increase.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default then exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form of draw request reasonably approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased or to be purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used or to be used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall deliver to Lender an Officer’s Certificate certifying that all Replacements have been or shall be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property in all material respects. Each request for disbursement shall include copies of invoices for all items or materials and all contracted labor or services and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence reasonably satisfactory to Lender of payment of all such amounts.

(d) Borrower shall have delivered to Lender, at least ten (10) Business Days prior to the date of the proposed disbursement, an Officer’s Certificate certifying (i) the amounts then due and payable for the applicable Replacements, and (B) that all previously disbursed amounts have been paid in accordance with any prior certification, together with reasonable supporting documentation that the Replacements to be funded with such disbursement are due and payable (or were paid by Borrower) and that payment was made of all Replacements funded by previous disbursements.

(e) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a customary waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account (to the extent such waivers are customarily provided for the type of work which is the subject of the disbursement request). In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

7.3.3 Performance of Replacements. Regardless of whether a Replacement Reserve Trigger Period is in effect:

(a) Borrower shall make Replacements if and when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its reasonable option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements which contracts or work orders are for work the cost of which shall exceed, in the aggregate, $100,000 . Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender to the fullest extent assignable.

(c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to, following the expiration of the notice and cure periods available to Borrower hereunder, withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any further notice to Borrower and to exercise any and all other remedies available to Lender upon and during the continuance of an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows, following and during the continuance of an Event of Default: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in excess of $150,000.00 in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender or Permitted Encumbrances).

(i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the related Mortgage, the Permitted Encumbrances and any other Liens previously approved in writing by Lender, if any).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements in all material respects, including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance (if applicable), builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Copies of such policies shall be delivered to Lender as soon as reasonably practicable following Borrower’s receipt thereof.

7.3.4 Failure to Make Replacements. (a) Regardless of whether a Replacement Reserve Trigger Period is in effect, it shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender (subject to extension for Force Majeure and subject to extension as provided in Section 8.1(a)(xv)). Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 AT&T Reserve.

7.4.1 Deposits to AT&T Reserve Fund. Upon the commencement of an AT&T Trigger Period, Borrower shall pay to Lender on each Payment Date in equal installments a portion of the AT&T Reserve Amount. The portion of the AT&T Reserve Amount to be paid on each Payment Date shall be reasonably determined by Lender, and shall be an amount sufficient to pay the full amount of the AT&T Reserve into the AT&T Reserve Account (as hereinafter defined) prior to August 31, 2013 (the “AT&T Reserve Monthly Deposit”). The AT&T Reserve Monthly Deposits shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred with respect to the AT&T Non-Renewal Premises, and shall be applied in accordance with Section 7.4.2 hereof. Amounts so deposited, together with all interest earned thereon, shall hereinafter be referred to as the “AT&T Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “AT&T Reserve Account”.

7.4.2 Withdrawal of AT&T Reserve Funds.

(a) Provided no Event of Default hereunder exists and subject to all of the terms and conditions of this Section 7.4.2, Lender shall make disbursements from the AT&T Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower with respect to the AT&T Non-Renewal Premises.

(b) Disbursements from the AT&T Reserve Fund shall be made only with respect to tenant improvement costs and leasing commissions in connection with Leases that satisfy in all respects each of the requirements of Section 5.1.20 of this Agreement.

(c) The maximum amount of AT&T Reserve Funds available with respect to tenant improvement and leasing commissions for each new Lease of all or a portion of the AT&T Non-Renewal Premises shall be an amount equal to the product of (i) the full amount of the AT&T Reserve multiplied by (ii) an amount equal to (A) the total rentable square footage of such new Lease divided by (B) the total square footage of the AT&T Non-renewal Premises. As between Lender and Borrower, Borrower shall be obligated to fund directly all costs for such tenant improvement and leasing commissions in excess of sums available for disbursement from the AT&T Reserve Account.

(d) All such tenant improvement and leasing commission expenses not set forth in Leases actually approved by Lender shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis (or upon such other basis as shall be required to enable Borrower to comply with its obligations under the applicable Lease) in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices to be paid for the amounts requested and, if required by Lender and to the extent customarily provided in connection with the work which is the subject of the applicable disbursement request for which reimbursement (as opposed to an advance) is being requested, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought.

(e) At such time, if any, as (i) no Event of Default has occurred and is continuing, (ii) seventy percent (70%) or more of the total square footage of the AT&T Non-Renewal Premises has been demised to Tenants pursuant to Leases that satisfy all of the conditions of this Section 7.4.2, (iii) the Debt Service Coverage Ratio of the Property is equal to or greater than 1.20 to 1, (iv) Borrower shall have delivered to Lender a tenant estoppel certificate from each applicable Tenant under such Leases for all or a portion of the AT&T Non-Renewal Premises evidencing that (A) each such Lease is in full force and effect, (B) there is no default by any party under any such Lease and (C) each applicable Tenant has accepted all tenant improvements required pursuant to the terms of each such Lease and all amounts due from Borrower to each such Tenant in connection with such tenant improvements have been paid in full and (v) Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that all leasing commissions due in connection with the such Lease have been paid in full, then the balance, if any, of AT&T Reserve Funds on deposit in the AT&T Reserve Account at such time shall be disbursed by Lender into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

7.4.3 Letter of Credit. In lieu of making all or any portion of the required payments to the AT&T Reserve Account, Borrower may from time to time and during the continuance of an AT&T Trigger Period deliver to Lender a Letter of Credit with respect to all or any portion of the amount required hereunder to be deposited into the AT&T Reserve Account. Additionally, Borrower may deliver to Lender a Letter of Credit in exchange for the return to Borrower of all or any portion of cash deposits previously made to the AT&T Reserve Account. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the AT&T Reserve Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the AT&T Reserve Account pursuant to this Agreement. The amount of any Letter of Credit delivered pursuant to this Section 7.4 may, at Borrower’s discretion, from time to time be decreased by an amount equal to the product of Twenty and 22/100 Dollars times the square footage of the AT&T Non-Renewal Premises that has been leased pursuant to a Lease that conforms in all respects with the requirements of Section 5.1.20 of this Agreement, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower shall have delivered to Lender a tenant estoppel certificate from the applicable Tenant under such Lease for all or a portion of the AT&T Non-Renewal Premises evidencing that (i) such Lease is in full force and effect, (ii) there is no default by any party under such Lease and (iii) the applicable Tenant has accepted all tenant improvements required pursuant to the terms of such Lease and all amounts due from Borrower to such Tenant in connection with such tenant improvements have been paid in full and (c) Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that all leasing commissions due in connection with each such Lease have been paid in full.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period arising in connection with a DSCR Trigger Event, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure with respect to the applicable DSCR Trigger Event, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower.

Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default and/or the occurrence of a Bankruptcy Action by any Affiliated Property Manager, Lender may, in addition to any and all other rights and remedies available to Lender, provided, however, that no Cash Sweep Event Cure shall have been commenced or completed with respect to either such Cash Sweep Event, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Except for Replacement Reserve Funds, interest on Reserve Funds shall be held for the benefit of Borrower. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds except to the extent arising out of the intentional or willful misconduct of Lender or Servicer. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, actual liabilities, actual losses, actual damages, obligations and actual costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full or defeased shall be returned to Borrower.

(h) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt during the continuance of an Event of Default shall be subject to the Yield Maintenance Premium with respect to the portion of the Debt being prepaid.

Section 7.7 Chartis Reserve.

7.7.1 Deposits to Chartis Reserve Fund. Upon the commencement of an Chartis Trigger Period, Borrower shall pay to Lender on each Payment Date in equal installments a portion of the Chartis Reserve Amount. The portion of the Chartis Reserve Amount to be paid on each Payment Date shall be reasonably determined by Lender, and shall be an amount sufficient to pay the full amount of the Chartis Reserve into the Chartis Reserve Account (as hereinafter defined) prior to July 31, 2017 (the “Chartis Reserve Monthly Deposit”). The Chartis Reserve Monthly Deposits shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred with respect to the leasing of the Chartis Non-Renewal Premises, and shall be applied in accordance with Section 7.7.2 hereof. Amounts so deposited, together with all interest earned thereon, shall hereinafter be referred to as the “Chartis Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Chartis Reserve Account”.

7.7.2 Withdrawal of Chartis Reserve Funds.

(a) Provided no Event of Default hereunder exists and subject to all of the terms and conditions of this Section 7.7.2, Lender shall make disbursements from the Chartis Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower with respect to the leasing of the Chartis Non-Renewal Premises.

(b) Disbursements from the Chartis Reserve Fund shall be made only with respect to tenant improvement costs and leasing commissions in connection with Leases that satisfy the requirements of Section 5.1.20 of this Agreement.

(c) The maximum amount of Chartis Reserve Funds available with respect to tenant improvement and leasing commissions for each new Lease of all or a portion of the Chartis Non-Renewal Premises shall be an amount equal to the product of (i) the full amount of the Chartis Reserve multiplied by (ii) an amount equal to (A) the total rentable square footage of such new Lease divided by (B) the total square footage of the Chartis Non-renewal Premises. As between Lender and Borrower, Borrower shall be obligated to fund directly all costs for tenant improvement and leasing commissions in excess of sums available for disbursement from the Chartis Reserve Account.

(d) All such tenant improvement and leasing commission expenses not set forth in Leases actually approved by Lender shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices to be paid for the amounts requested and, if required by Lender, and to the extent customarily provided in connection with the work which is the subject of the applicable disbursement request for which reimbursement (as opposed to an advance) is being requested, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought.

(e) At such time, if any, as (i) no Event of Default has occurred and is continuing, (ii) seventy percent (70%) or more of the total square footage of the Chartis Non-Renewal Premises has been demised to Tenants pursuant to Leases that satisfy all of the conditions of this Section 7.7.2, (iii) the Debt Service Coverage Ratio of the Property is equal to or greater than 1.20 to 1, (iv) Borrower shall have delivered to Lender a tenant estoppel certificate from each applicable Tenant under such Leases for all or a portion of the Chartis Non-Renewal Premises evidencing that (A) each such Lease is in full force and effect, (B) there is no default by any party under any such Lease and (C) each applicable Tenant has accepted all tenant improvements required pursuant to the terms of each such Lease and all amounts due from Borrower to each such Tenant in connection with such tenant improvements have been paid in full and (v) Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that all leasing commissions due in connection with each such Lease have been paid in full, then the balance, if any, of Chartis Reserve Funds on deposit in the Chartis Reserve Account at such time shall be disbursed by Lender into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

7.7.3 Letter of Credit. In lieu of making all or any portion of the required payments to the Chartis Reserve Account, Borrower may from time to time and during the continuance of an Chartis Trigger Period deliver to Lender a Letter of Credit with respect to all or any portion of the amount required hereunder to be deposited into the Chartis Reserve Account. Additionally, Borrower may deliver to Lender a Letter of Credit in exchange for the return to Borrower of all or any portion of cash deposits previously made to the Chartis Reserve Account. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Chartis Reserve Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Chartis Reserve Account pursuant to this Agreement. The amount of any Letter of Credit delivered pursuant to this Section 7.7 may, at Borrower’s discretion, from time to time be decreased by an amount equal to the product of Eighteen and 63/100 Dollars times the square footage of the Chartis Non-Renewal Premises that has been leased pursuant to a Lease that conforms in all respects with the requirements of Section 5.1.20 of this Agreement, provided that (a) no Event of Default has occurred and is continuing, (b) Borrower shall have delivered to Lender a tenant estoppel certificate from the applicable Tenant under such Lease for all or a portion of the Chartis Non-Renewal Premises evidencing that (i) such Lease is in full force and effect, (ii) there is no default by any party under such Lease and (iii) the applicable Tenant has accepted all tenant improvements required pursuant to the terms of such Lease and all amounts due from Borrower to such Tenant in connection with such tenant improvements have been paid in full and (c) Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that all leasing commissions due in connection with the such Lease have been paid in full.

Section 7.8 Intrax Reserve.

7.8.1 Deposits to Intrax Reserve Fund. Borrower shall pay to Lender on the Closing Date a deposit of $1,409,138.00 (the “Intrax Reserve Deposit”). The Intrax Reserve Deposit shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred with respect to the tenant improvement obligations related the Intrax Leased Premises pursuant to the Intrax Lease, and shall be applied in accordance with Section 7.8.2 hereof. The amount so deposited, together with all interest earned thereon, shall hereinafter be referred to as the “Intrax Reserve Fund” and the account in which such amount is held shall hereinafter be referred to as the “Intrax Reserve Account”.

7.8.2 Withdrawal of Intrax Reserve Funds. (a) Provided no Event of Default hereunder exists and subject to all of the terms and conditions of this Section 7.8.2, Lender shall make disbursements from the Intrax Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower with respect to its tenant improvement obligations related to the Intrax Leased Premises pursuant to the Intrax Lease.

(b) All such tenant improvement and leasing commission expenses not set forth in the Intrax Lease shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a quarterly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices to be paid for the amounts requested and, if required by Lender, and to the extent customarily provided in connection with the work which is the subject of the applicable disbursement request for which reimbursement (as opposed to an advance) is being requested, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of improvements for which reimbursement is sought.

(c) At such time, if any, as (i) no Event of Default has occurred and is continuing, and (ii) Borrower shall have delivered to Lender evidence reasonably acceptable to Lender that all of the Borrower’s tenant improvement obligations due in connection with the Intrax Lease have been paid in full, then the balance, if any, of the Intrax Reserve Funds on deposit in the Intrax Reserve Account at such time shall be disbursed by Lender into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

ARTICLE VIII — DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable, unless Lender is obligated to pay the same pursuant to Article VI, sufficient funds are on deposit in the Tax and Insurance Escrow Fund to make such payment and Lender fails to make such payment, and subject to Borrower’s right to contest the same pursuant to this Agreement;

(iii) if the Policies are not kept in full force and effect or if complete copies of the Policies are not delivered to Lender within sixty days (60) days of such Policies going into effect;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement and Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any certificate, financial statement, instrument, agreement or other document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any other guarantor under any guarantee issued in connection with the Loan or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted, provided, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default; provided, further, however, if (A) such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within thirty (30) days, and (B) if such appointment, adjudication, petition or proceeding was not involuntary, the same shall not constitute a Default or Event of Default hereunder if, within thirty (30) days following such bankruptcy event, Borrower shall have provided a replacement guarantor of comparable net worth, liquidity and expertise as Guarantor and otherwise reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies, and which replacement guarantor shall have executed and delivered a form of Guaranty and Indemnity Agreement substantially identical to the Guaranty and Indemnity Agreement delivered by Guarantor;

(x) if Borrower breaches any covenant contained in Section 4.1.30 hereof (provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion or any negative covenant contained in Section 5.2 hereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiv) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) subject to any applicable law in the state where the Property is located, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder (provided that no such severing of the Loan Documents shall materially increase the financial obligations of Borrower under the Loan Documents). Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX — SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the cooperation covenants set forth in this Section 9.1 shall, in no event, result or require the Borrower to take any action which would result in any Borrower Adverse Change.

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide any non-proprietary, non-confidential information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantors, if any, the Property and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s sole cost and expense, use commercially reasonable efforts to cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, but without the making of any representation or warranty as to accuracy or completeness, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Guarantor, the Property and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,”.

(c) Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans to newly formed mezzanine borrower(s) (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vi) to the extent not covered in clauses (i) through (v), inclusive, any other term, or to take any other action, which would result in a Borrower Adverse Change. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans. Lender shall pay Borrower’s reasonable out-of-pocket costs for third parties that are not Affiliates of Borrower in connection with any structural changes to the Loan pursuant to this Section 9.1.1(c) including, without limitation, and mortgage recording taxes and title insurance premiums.

(d) Intentionally omitted.

(e) If requested by Lender, Borrower shall provide Lender, reasonably promptly upon written request, with any financial statements, financial, statistical or other non proprietary, non-confidential operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

Section 9.2 Intentionally Omitted.

Section 9.3 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the

Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Principal or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Principal or Guarantor;

(iii) intentional and material physical waste of the Property by Borrower, Principal, Guarantor or an Affiliated Manager;

(iv) the removal or disposal of any material portion of the Property by Borrower, Principal or Affiliated Manager or Guarantor during the continuance of an Event of Default other than in the ordinary course of business;

(v) the misapplication or conversion by Borrower, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance, in each case, in violation of the terms of the Loan Documents;

(vi) failure of Borrower to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property provided that the Property is generating sufficient revenue to do so, and, in all events, except to the extent due to the failure of Lender to release or apply any amounts escrowed for such purposes if required pursuant to the terms of this Agreement or the Loan Documents, notwithstanding the availability of such funds;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are in Borrower’s or an Affiliated Manager’s possession or control and are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) failure by Borrower to pay the first full monthly payment of principal and interest on the Note;

(ix) if Borrower fails to permit on-site inspections of the Property as required pursuant to the terms of the Loan Documents;

(x) if Borrower fails to provide financial information as required pursuant to the terms of the Loan Documents which failure shall continue beyond the expiration of the applicable notice and cure periods set forth herein;

(xi) if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof (but specifically excluding subsection (ix) of the definition of “Single Purpose Entity” and any other obligation to pay expenses or liabilities of Borrower to the extent revenue generated from the Property is insufficient to pay such expenses or liabilities); or

(xii) if Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Mortgage.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (a) Borrower or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Principal from any Person; (c) Borrower or Principal filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Borrower or Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Principal or any portion of the Property; (e) Borrower or Principal making an assignment for the benefit of creditors, or admitting, in writing (other than in correspondence with Lender or its servicer and/or if such admission is factually accurate) in connection with any legal proceeding (unless failure to make such admission in such legal proceeding would be a violation of law), its insolvency or inability to pay its debts as they become due or (ii) if Borrower fails to obtain Lender’s prior written consent with respect to any Indebtedness of Borrower not incurred in the ordinary course of the operation of the Property and/or the administration of Borrower (under no circumstances shall mortgage financing constitute Indebtedness incurred in the ordinary course) or Liens securing any such Indebtedness.

Section 9.4 Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action or (c) a default occurs under the Management Agreement and continues following the expiration of any applicable notice and/or cure period thereunder or hereunder, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of the continuance of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests expressly made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

ARTICLE X — MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION TRUST SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Nancy Alto
Facsimile No.: (212) 623-4779

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: William P. McInerney, Esq.
Facsimile No.: 212-504-6666

If to Borrower:	Hudson Rincon Center , LLC
c/o Hudson Pacific Properties, L.P.
11601 Wilshire Boulevard, Suite 1600, Los Angeles, California 90025
Attention: Alex Vouvalides/Mark Lammas
Facsimile No.: (310) 445-5710

With a copy to:	Gibson Dunn & Crutcher LLP
2029 Century Park East, 40th Floor, Los Angeles, California 90067
Attention: Jesse Sharf
Facsimile No.: (213) 229-6638

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. EACH OF LENDER AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF LENDER BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY, RESPECTIVELY, LENDER AND BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all actual costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with, but subject in all events to the limitations set forth in Article IX (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Borrower as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, actual losses, actual damages, penalties, actions, judgments, suits, claims, actual costs, actual expenses and actual disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Subject to the limitations set forth in Article IX, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party; Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion. Notwithstanding anything to the contrary, Borrower, Principal and Guarantor shall be permitted to disclose such information regarding the Loan and/or the Loan Documents as may be required to enable Borrower, Principal and/or Guarantor to comply with any applicable securities laws, rules and regulations, including, without limitation, in any press releases required by or incidental to such compliance.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except Eastdil Secured. Borrower shall be responsible for all brokerage fees, commissions, costs and expenses of Eastdil Secured. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances, provided, further, that such consultations shall, in no way (1) create any obligation on the part of Borrower or Borrower’s management to implement any recommendations or other suggestions, (2) expand the approval rights of Lender beyond the matters which expressly require Lender’s approval under this Agreement, or modify the applicable approval standard with respect thereto, (3) require any additional reporting or delivery of other information to Lender beyond the reporting obligations expressly set forth in Section 5.1.1 of this Agreement, or (4) interfere with the ordinary course of Borrower’s business or operation of the Property. Consultation meetings should occur on a regular basis (no less frequently than quarterly) upon at least thirty (30) days’ prior written notice to Borrower, (such consultation meetings may occur telephonically);

(b) the right, in accordance with the terms of this Agreement (and without expanding any rights of Lender, or obligations of Borrower, hereunder), to examine the books and records of Borrower at any reasonable times upon reasonable advance written notice;

(c) the right, in accordance with the terms of this Agreement (and without expanding any rights of Lender, or obligations of Borrower, hereunder), to receive the reports expressly required to be prepared by Borrower and/or Guarantor pursuant to Section 5.1.11 hereof; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right) and without restricting any rights of Borrower under this Agreement, to approve any acquisition by Borrower of any other significant property (other than personal property required for or incidental to the day to day operation of the Property).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HUDSON RINCON CENTER, LLC, a Delaware limited liability company

By:	Rincon Center Commercial LLC,
a Delaware limited liability company, its sole member

	By:	Hudson Pacific Properties, L.P. , a Maryland limited partnership, its sole member

		By:	Hudson Pacific Properties, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:
Name:
Title:

SCHEDULE I

(RENT ROLL)

SCH. I-1

SCHEDULE II

(REQUIRED REPAIRS - DEADLINES FOR COMPLETION)

Item	Immediate Cost	Repair Deadline for Completion
Address active leaks an soil seepage observed at perimeter Parking Garage walls and floor areas and level P2 below the Rincon Two building	$5,000.00
Sealant Renewal at windows and doors	$2,600
Sealant renewal at generator room windows and skylight as active leaks at the skylight and spandrel glass windows at the generator room in Rincon Two building were observed during the survey	$15,000.00
Install 2 seismic straps in the main common water heater servicing area of Rincon Two	$100.00
Obtain current elevator inspection certificates as Elevator inspection certificates were observed as out of date as of March 2, 2011.	$0.00

TOTAL RESERVE AMOUNT	$24,790.00

SCH. II-1

SCHEDULE III

(ORGANIZATIONAL CHART OF BORROWER)

SCHEDULE IV

(REA)

(Attached)

EXHIBIT A

(O&M PROGRAM)

(Attached)

EXHIBIT B

(BOTTOM DOLLAR GUARANTY)

(Attached)

SCHEDULE 4.1.5

AGREEMENTS

Service Contracts

1.	Able Building Maintenance Company: Janitorial Service Agreement, dated January 1, 2006, with attached Acknowledgment of Service Agreement dated April 26, 2007.

2.	ABM Engineering Services: Engineering Management Agreement dated November 10, 1993 with attached Acknowledgment of Service Agreement dated April 24, 2007.

3.	ADT Security Services, Inc.: Commercial Sales/Proposal Agreement dated January 18, 2007.

4.	Captivate Network (101 Spear Street): (a) Media Service Agreement dated February 11, 2010 (for 101 Spear Street); (b) Confirmation of Media Service Agreement Term Dates dated October 27, 2010.

5.	Captivate Network (121 Spear Street): (a) Media Service Agreement dated February 11, 2010 (for 121 Spear Street); (b) Confirmation of Media Service Agreement Term Dates dated October 27, 2010.

6.	Diversified Fire Products: (a) Service Agreement dated July 30, 2010, with attached Inspection Agreement; (b) Commercial Monitoring Agreement dated August 2, 2010.

7.	Got Grease. Service Agreement dated as of January 4, 2008.

8.	Intelligent Technologies and Services, Inc. (a) Service Agreement dated December 1, 2009, (b) Maintenance Agreement Request for Renewal dated December 1, 2009.

9.	Mitsubishi Electric & Electronics USA, Inc.: Vertical Transportation Equipment Individual Maintenance Agreement dated August 1, 2004 with attached Acknowledgment of Service Agreement dated May 15, 2007.

10.	Pitney Bowes: Service Level Agreement dated June 27, 2006.

11.	Standard Parking Corporation: (a) Parking Management Agreement dated March 1, 2000; (b) First Amendment of Parking Management Agreement dated November 1, 2003, (c) Second Amendment of Parking Management Agreement dated June 1, 2005; (d) Acknowledgment of Parking Management Agreement dated June 7, 2007; (e) Fourth Amendment of Parking Management Agreement dated October 1, 2008.

12.	Universal Protection Service: Security Services Contract dated April 15, 2002 with attached Acknowledgment of Service Agreement dated April 24, 2007.

Licenses

1.	Nextel of California, Inc.: (a) Lease Agreement dated November 23, 1999; (b) Letter Agreement dated September 29, 2003; (c) Amendment No. 1 dated October 20, 2003; (d) Amendment No. 2 dated February 18, 2004.

2.	Sprint Spectrum L.P.: Antenna License Agreement dated 2002.

SCHEDULE 4.1.28

INVENTORY

1. Certain postage meters leased pursuant to that certain agreement, dated as of 4/14/2011 between 121 Spear ST STE B-18 and Pitney Bowes, which agreement has been assigned to Borrower.

2. Certain copiers and related equipment leased pursuant to that certain agreement, dated as of 6/15/2009, between Rincon Center Commercial LLC and Ricoh Business Solutions, which agreement has been assigned to Borrower.